UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Natural Grocers by Vitamin Cottage, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATURAL GROCERS BY VITAMIN COTTAGE, INC.

12612 West Alameda Parkway

Lakewood, Colorado 80228

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on March 3, 2021

To the Stockholders of Natural Grocers by Vitamin Cottage, Inc.

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Natural Grocers by Vitamin Cottage, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Wednesday, March 3, 2021, at 1:00 p.m. Mountain Time. In order to protect the health and safety of our stockholders during the COVID-19 pandemic, the Annual Meeting will be held virtually and a live audio webcast will be available via the Internet at www.virtualshareholdermeeting.com/NGVC2021. The Annual Meeting will be held for the following purposes:

1.     To elect the three Class III director nominees named in the Proxy Statement accompanying this Notice to serve on our Board of Directors (our “Board”) for three-year terms ending at the 2024 Annual Meeting of Stockholders.

2.     To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending September 30, 2021.

3.     To approve, on an advisory basis, the compensation paid to our named executive officers.

4.     To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is January 12, 2021. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. We are furnishing our proxy materials to all of our stockholders over the Internet, consistent with the Securities and Exchange Commission rule permitting us to do so, rather than in paper form in order to reduce our environmental impact and lower the costs of printing and distributing our proxy materials. We have mailed our Notice Regarding the Availability of Proxy Materials on or about January 21, 2021. You may access our Proxy Statement and Annual Report to Stockholders for the fiscal year ended September 30, 2020 at www.proxyvote.com by following the instructions found on the Notice Regarding the Availability of Proxy Materials mailed to you. Our Annual Report to Stockholders contains financial and other information about us, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

By Order of the Board
/s/ Heather Isely
Heather Isely Corporate Secretary

Lakewood, Colorado

January 21, 2021

You are cordially invited to virtually attend the Annual Meeting via the Internet. Whether or not you expect to virtually attend the Annual Meeting via the Internet, please vote over the telephone or the Internet, as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. You may request paper copies of this Proxy Statement and the related proxy materials up to 10 days prior to the Annual Meeting by contacting our Corporate Secretary, Heather Isely, at 12612 West Alameda Parkway, Lakewood, Colorado 80228, and we will furnish the proxy materials to you within three business days. Even if you have voted by proxy, you may still vote in person if you virtually attend the Annual Meeting via the Internet.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

12612 West Alameda Parkway

Lakewood, Colorado 80228

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on March 3, 2021

i

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

12612 West Alameda Parkway

Lakewood, Colorado 80228

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on March 3, 2021

Except where the context otherwise requires or where otherwise indicated, all references herein to “we,” “us,” “our,” “Natural Grocers” and the “Company” refer collectively to Natural Grocers by Vitamin Cottage, Inc., a Delaware corporation, and its consolidated subsidiaries.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Under rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to many of our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. We sent a Notice Regarding the Availability of Proxy Materials (the “Notice”) on January 21, 2021 to our stockholders of record as of the close of business on January 12, 2021 (the “Record Date”) in connection with the solicitation of proxies by Natural Grocers by Vitamin Cottage, Inc., for use at the Company’s 2021 Annual Meeting of Stockholders or at any adjournments or postponements thereof (the “Annual Meeting”). All stockholders have the ability to access our proxy materials on the Internet or to request a printed set of the proxy materials. You will not receive a printed copy of the proxy materials unless you request one. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on March 3, 2021, at 1:00 p.m. Mountain Time. In order to protect the health and safety of our stockholders during the COVID-19 pandemic, the Annual Meeting will be held virtually and a live audio webcast will be available via the Internet at www.virtualshareholdermeeting.com/NGVC2021. To participate in the Annual Meeting, you will be required to login with the 16-digit control number included in our proxy materials. If you are unable to locate your 16-digit control number, you will be able to join the login as a guest. If you login as a guest, you will not be able to vote your shares during the Annual Meeting. If you have technical difficulties during the meeting, please call 800-586-1548 for assistance.

What are the purposes of the Annual Meeting?

The purposes of the Annual Meeting are to:

•	elect the three Class III director nominees named herein to serve on our Board of Directors (our “Board”) for three-year terms ending at the 2024 Annual Meeting of Stockholders;

•	ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending September 30, 2021;

•	approve, on an advisory basis, the compensation paid to our named executive officers; and

•	conduct any other business properly brought before the Annual Meeting.

Who may vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to receive notice of, and to vote at, the Annual Meeting. As of the Record Date, 22,576,377 shares of Common Stock were issued and outstanding. Stockholders are entitled to one vote for each share of Common Stock held as of the Record Date on any proposal presented at the Annual Meeting.

How do I vote and ask questions?

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered a stockholder of record with respect to those shares, and the Notice has been sent directly to you. Please carefully consider the information contained in this Proxy Statement. Whether or not you plan to virtually attend the Annual Meeting via the Internet, we urge you to follow the instructions provided to you regarding how to vote so that we can be assured of having a quorum present at the Annual Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to virtually attend the Annual Meeting via the Internet. You may vote on the Internet at www.proxyvote.com by using the procedures and instructions described in the Notice. You may also vote by telephone by calling 1-800-690-6903. You will need a touch tone telephone to vote by phone. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. You may vote by mail by completing and mailing in a paper proxy card, which you must request by following the instructions contained in the Notice. If you virtually attend the Annual Meeting via the Internet, you may vote in person even if you have previously voted by phone or via the Internet or returned a proxy card by mail, and your in-person vote will supersede any vote previously cast.

Street Name Holders. If, like many stockholders of the Company, you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you by your broker, bank or other nominee. Please carefully consider the information contained in this Proxy Statement and, whether or not you plan to virtually attend the Annual Meeting via the Internet, vote by one of the methods permitted by your bank or broker so that we can be assured of having a quorum present at the Annual Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to virtually attend the Annual Meeting via the Internet. Street name holders must follow voting instructions from their banks or brokers and may be able to vote by Internet or telephone if their banks or brokers make those methods available. If you are a street name holder and you wish to cast a vote during the Annual Meeting, you must contact your bank or broker to vote or obtain your 16-digit control number to vote your shares during the Annual Meeting.

To ask questions of management at the Annual Meeting, you will be required to submit your questions in advance of the Annual Meeting by 1:00 p.m. Mountain Time on March 2, 2021 by visiting www.proxyvote.com. Management will respond to relevant questions received prior to this deadline, subject to time restrictions during the Annual Meeting. To participate in the live audio webcast of the Annual Meeting visit www.virtualshareholdermeeting.com/NGVC2021. If you are unable to locate your 16-digit control number, you will not be able to submit questions in advance of the Annual Meeting.

How can I revoke a previously submitted proxy?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the Corporate Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation that is dated later than the proxy; (ii) properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; (iii) completing a later-dated proxy and delivering it to the Corporate Secretary of the Company before the taking of the vote during the Annual Meeting; or (iv) virtually attending the Annual Meeting via the Internet and voting in person (although virtual attendance at the Annual Meeting via the Internet will not in and of itself constitute a revocation of a proxy). If you are a street name holder, you must contact your brokerage firm or bank to change your vote or obtain your 16-digit control number if you wish to cast your vote during the Annual Meeting. Any written notice of revocation or subsequent proxy should be delivered to Natural Grocers by Vitamin Cottage, Inc., 12612 West Alameda Parkway, Lakewood, Colorado 80228, Attention: Heather Isely, Corporate Secretary, before the taking of the vote during the Annual Meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, executive officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, executive officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How many shares must be present at the Annual Meeting?

The representation in person or by proxy of the holders of at least a majority of the voting power of the outstanding shares of Common Stock entitled to vote on the business properly brought before the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A broker “non-vote” occurs when the entity holding shares in street name has not received voting instructions from the beneficial owner and either chooses not to vote those shares on a routine matter at the stockholders meeting or is not permitted to vote those shares on a non-routine matter.

How many votes are required to approve each proposal?

For Proposal 1, the election of Class III directors, directors are elected by a plurality of the votes cast, either in person or represented by proxy. Therefore, the three Class III director nominees who receive the greatest number of affirmative votes will be elected as directors. Cumulative voting by stockholders is not permitted in the election of directors.

For Proposal 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021 (“fiscal 2021”), the affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. While we are seeking stockholder approval as a matter of good corporate governance, we are not required to do so. If the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2021 is not ratified by the stockholders, our audit committee will consider the adverse vote as direction to consider appointing another independent registered public accounting firm for the next fiscal year. However, because of the difficulty in making any change in our independent registered public accounting firm so long after the beginning of the current fiscal year, the appointment for fiscal 2021 will stand unless the audit committee finds other good reason for making a change.

For Proposal 3, the advisory vote to approve the compensation paid to our named executive officers, the affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. While this vote is required by law, it is advisory in nature and will not be binding on the Company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our Board. However, it will provide information to the Board and our compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices. Our compensation committee will take into account the outcome of this advisory vote when considering future compensation arrangements for our named executive officers.

The vote on each matter submitted to stockholders will be tabulated separately by AST.

How will executed proxies or shares held in street name be voted?

All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications.

If you hold your shares in street name, you will receive instructions from your bank, broker or other nominee describing how to vote your shares. If you do not instruct your bank, broker or other nominee how to vote your shares, it may vote your shares as it decides as to each matter for which it has discretionary authority under the rules of the New York Stock Exchange (“NYSE”).

There are also non-discretionary matters for which banks, brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a bank, broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the bank, broker or other nominee should vote your shares, and the bank, broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which stockholders are voting. Abstentions will be counted as present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions will have no effect on the outcome of the votes on any of the proposals.

If your shares are held in street name and you do not give voting instructions, the record holder, pursuant to Rule 452 of the NYSE, will not be permitted to vote your shares with respect to Proposal 1 (the election of directors) or Proposal 3 (the advisory vote to approve the compensation paid to our named executive officers), and your shares will be considered “broker non-votes” with respect to such proposals. Broker non-votes will have no effect on the outcome of Proposal 1 or Proposal 3. If your shares are held in street name and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to Proposal 2 (the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2021) in the discretion of the record holder.

Is there other business to come before the Annual Meeting?

Aside from the election of directors, the advisory vote to approve the compensation paid to our named executive officers, and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2021, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote FOR the election of the three Class III director nominees, FOR ratification of the appointment of KPMG LLP, and FOR approval of the compensation paid to our named executive officers.

When are stockholder proposals due for next year’s Annual Meeting?

Pursuant to the various rules promulgated by the SEC, to be considered for inclusion in next year’s proxy materials, you must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and your proposal must be submitted in writing by September 23, 2021 to our Corporate Secretary at 12612 West Alameda Parkway, Lakewood, Colorado 80228. In addition to the requirements of the Exchange Act, if you wish to submit a nomination or proposal to be properly brought before the 2022 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, you must comply with the advance notice provisions of our bylaws by giving timely notice in proper written form to our Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the 2021 Annual Meeting. The anniversary of the 2021 Annual Meeting will be March 3, 2022. Thus, you must submit such nomination or proposal no later than December 3, 2021 and no earlier than November 3, 2021.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

PROPOSAL 1 - ELECTION OF CLASS III DIRECTORS

Our Board currently consists of seven members. Our amended and restated certificate of incorporation and bylaws divide our Board into three classes. One class is elected each year for a term of three years.

Our bylaws provide that our Board will consist of a number of directors to be fixed from time to time by a resolution of the Board but shall consist of no less than one director and no more than nine directors. Any increase or decrease in the number of directors must be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The following table sets forth the class of which each member of the Board is a member, the year in which he or she first became a director, and whether or not he or she is considered “independent” under the rules of the NYSE. The sections of this Proxy Statement below entitled “Executive Officers and Directors” and “Corporate Governance” provide additional information about the Board and its committees and our corporate governance.

Class	Director’s Name and Year First Became a Director	Independent?

Class III (term expires 2021)	Heather Isely (2012)	No
	Kemper Isely (2012)	No
	Edward Cerkovnik (2013)	Yes
Class I (term expires 2022)	Elizabeth Isely (2012)	No
	Richard Hallé (2012)	Yes
Class II (term expires 2023)	Zephyr Isely (2012)	No
	David Rooney (2020)	Yes

Election of Three Class III Directors

The terms of our three Class III directors will expire at the Annual Meeting. Accordingly, Ms. Heather Isely and Messrs. Kemper Isely and Edward Cerkovnik are standing for re-election to the Board as Class III directors.

The Board has nominated Ms. Isely and Mr. Isely and recommended that each of them be re-elected to the Board as a Class III director, to hold such position until the 2024 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Ms. Isely is an Executive Vice President and the Corporate Secretary of the Company and Mr. Isely is a Co-President of the Company and, thus, neither of them is independent under the rules of the NYSE.

In addition, the Board has nominated Mr. Cerkovnik and recommended that Mr. Cerkovnik be re-elected to the Board as a Class III director, to hold such position until the 2024 Annual Meeting of Stockholders and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. The Board has determined that Mr. Cerkovnik is independent within the meaning of the director independence standards of the NYSE. In making this determination, the Board solicited and considered information from Mr. Cerkovnik regarding whether he, or any member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a commercial or investment relationship with the Company or received personal benefits from or on behalf of the Company outside the scope of such person’s normal compensation.

Conclusion

The Board knows of no reason why Ms. Isely and Messrs. Kemper Isely and Cerkovnik would be unable or unwilling to serve. However, if any of them should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in the place of such nominee.

This proposal for the election of directors relates solely to the election of three Class III directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

Required Vote

For Proposal 1, the election of the three Class III directors, directors are elected by a plurality of the votes cast, either in person or represented by proxy. Therefore, the three Class III director nominees who receive the greatest number of affirmative votes will be elected as directors.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RE-ELECTION OF THE FOREGOING NOMINEES TO SERVE AS MEMBERS OF THE DESIGNATED CLASS OF THE BOARD.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” Ms. Heather Isely and Messrs. Kemper Isely and Edward Cerkovnik to serve as Class III directors.

PROPOSAL 2 - RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Our stockholders are being asked to ratify our audit committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2021. KPMG LLP has served as the Company’s independent registered public accounting firm since 2012, and as the independent registered public accounting firm of Vitamin Cottage Natural Food Markets, Inc., a wholly owned subsidiary of the Company (the “Operating Company”), since 2010. The Company has engaged KPMG LLP to perform the audit of our financial statements and the audit of our internal control over financial reporting as of and for the year ending September 30, 2021.

The audit committee is solely responsible for selecting our independent auditors. The Board has ratified the audit committee’s appointment of KPMG as our independent registered public accounting firm and is now seeking the stockholders’ ratification of such appointment. Although stockholder ratification of the appointment of KPMG LLP is not required by law, the Board has determined that it is desirable to seek stockholder ratification as a matter of good corporate governance in view of the critical role played by an independent registered public accounting firm in evaluating the integrity of financial controls and reporting. If the stockholders do not ratify the appointment of KPMG LLP, the audit committee will consider whether to engage another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

A representative of KPMG LLP is expected to be virtually present at the Annual Meeting via the Internet and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

Principal Accounting Fees and Services

To the knowledge of management, neither KPMG LLP nor any of its members has any direct or material indirect financial interest in the Company or any connection with the Company in any capacity other than as our independent registered public accounting firm.

The following table presents the fees for professional audit services rendered by KPMG LLP for: (i) the audit of the Company’s consolidated financial statements for the fiscal year ended September 30, 2019 (“fiscal 2019”) and the Company’s internal control over financial reporting as of September 30, 2019; (ii) the audit of the Company’s consolidated financial statements for the fiscal year ended September 30, 2020 (“fiscal 2020”) and the Company’s internal control over financial reporting as of September 30, 2020; and (iii) fees billed for all other services rendered by KPMG LLP during those fiscal years.

	2019	2020
Audit Fees(1)	$934,865	$978,997
All Other Fees	—	—
Total	$934,865	$978,997

(1)

Audit Fees consist of fees billed for professional services rendered for the audits of our consolidated financial statements and our internal control over financial reporting, as well as services that generally only our independent registered public accounting firm can reasonably provide, including services rendered in connection with SEC filings. Includes KPMG LLP’s out-of-pocket expenses for fiscal 2019 and fiscal 2020.

The audit committee charter provides that the audit committee shall approve the fees and compensation to be paid to the independent registered public accounting firm, and shall approve in advance any non-audit services to be performed by the independent registered public accounting firm. The audit committee currently complies with this requirement on an engagement-by-engagement basis. All services and fees of KPMG LLP in fiscal 2019 and fiscal 2020 were approved by our audit committee. Our audit committee has adopted policies and procedures for the review and pre-approval by the audit committee of all audit services and permissible non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, and the rotation of the lead audit partner and concurring audit partner and hiring employees or former employees of our independent registered public accounting firm. Our audit committee has approved, in accordance with such policies and procedures, the engagement of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2021.

Required Vote

For Proposal 2, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2021, the affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2021.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

Our stockholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers (sometimes referred to herein as “NEOs”), as disclosed in this Proxy Statement. We urge our stockholders to review the complete “EXECUTIVE COMPENSATION” section of this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables for more information regarding the compensation paid to our NEOs during fiscal 2020.

Summary

Our executive compensation and benefits program is designed to attract, retain, reward and create incentives for a highly talented and committed team of executive officers who share our vision and desire to work toward our goals. Our compensation philosophy is to provide our NEOs with a compensation package that attracts, motivates and retains executive talent and aligns the interests of management with those of our stockholders. Our approach to executive compensation is intended to reward our NEOs for making strong individual contributions to our success and creating long-term value. The compensation committee believes our executive compensation program is aligned with the best interests of the Company’s stockholders, that the compensation paid to our named executive officers in fiscal 2020 was appropriate and reasonable, and that our compensation program is sound and in the best interests of the Company and its stockholders.

Required Vote

Proposal 3, the advisory vote to approve the compensation paid to our named executive officers, requires the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on such matter. While this vote is required by law, it is advisory in nature and will not be binding on the Company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our Board. However, it will provide information to the Board and our compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices. The compensation committee will take into account the outcome of this advisory vote when considering future compensation arrangements for our named executive officers.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2020, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is information concerning our current executive officers and directors as of the date of this Proxy Statement. The business address of all of our executive officers and directors is 12612 West Alameda Parkway, Lakewood, Colorado 80228.

Name	Age	Position(s)
Kemper Isely*	58	Chairman, Director and Co-President
Zephyr Isely	71	Director and Co-President
Heather Isely*	55	Director, Executive Vice President and Corporate Secretary
Elizabeth Isely	66	Director and Executive Vice President
Edward Cerkovnik*	63	Director
Richard Hallé	56	Director
David Rooney	62	Director
Todd Dissinger	63	Chief Financial Officer

*	Nominee for re-election as a director.

Kemper Isely has been a director and our Co-President since 1998. He joined the Company as an employee in 1977 and during his tenure with our Company has functioned as Store Manager, Warehouse Manager, Director of Marketing, Director of Purchasing, Director of Operations and Director of Finance.

We believe Mr. Kemper Isely’s qualifications to serve on our Board include his knowledge of our Company and the food retail industry and his years of leadership at our Company.

Zephyr Isely has been a director and our Co-President since 1998. He joined the Company as an employee in 1969 and during his tenure with our Company has functioned as Store Manager, Director of Receiving, Warehouse Manager, Director of Operations, Director of Purchasing, Director of Accounting, Manager of Payroll and Compensation and Director of Information Systems.

We believe Mr. Zephyr Isely’s qualifications to serve on our Board include his knowledge of our Company and the food retail industry and his extensive management experience at our Company.

Heather Isely has been a director and our Executive Vice President and Corporate Secretary since 1998. Ms. Heather Isely joined the Company as an employee in 1989 and during her tenure with our Company has functioned as Produce Coordinator, Store Manager, Manager of Quality Control, Director of Nutrition Education, Manager of Operations, Manager of Compensation, Manager of Training and Director of Human Resources.

We believe Ms. Heather Isely’s qualifications to serve on our Board include her knowledge of our Company and the food retail industry and prior management experience at our Company.

Elizabeth Isely has been a director and our Executive Vice President since 1998. Ms. Elizabeth Isely joined the Company as an employee in 1977 and during her tenure with our Company has functioned as Store Manager, Regional Manager, Director of Operations, Manager of Training and Director of New Store Openings.

We believe Ms. Elizabeth Isely’s qualifications to serve on our Board include her knowledge of our Company and the food retail industry, her experience in opening our new stores and her extensive management experience at our Company.

Edward Cerkovnik has been a director since July 23, 2013. Mr. Cerkovnik is a founder, a director and the President of Breckenridge-Wynkoop, LLC, which owns and operates six brew pubs, ale houses and other restaurant concepts. He was a founder, officer and director of Breckenridge Holding Company, the owner and operator of the Breckenridge Brewery, from its inception in 1994 until its sale in 2016. In addition, Mr. Cerkovnik has been an active principal in other restaurant and commercial real estate projects since 1994.

We believe that Mr. Cerkovnik’s qualifications to serve on the Board include his knowledge of the retail industry and significant experience in business ownership and operations.

Richard Hallé has been a director since October 17, 2012. Since 2011, Mr. Hallé has served as the Chief Financial Officer of Vivial Inc. in Englewood, Colorado, overseeing finance, including accounting, treasury, tax, planning, forecasting, budgeting and financial reporting. Previously, Mr. Hallé served as the Chief Financial Officer and Secretary of DTN Holding Company, Inc. in Omaha, Nebraska from 2003 to 2008 and as a Managing Director of FTI Consulting, Inc. from 2002 to 2003 where he developed business restructuring strategies.

We believe that Mr. Hallé’s qualifications to serve on the Board include his significant experience in business operations, corporate finance and financial reporting.

David Rooney has been a director since August 5, 2020. During Mr. Rooney’s 40-year career with Deloitte & Touche LLP (“Deloitte”), he served as an audit partner and held numerous leadership roles. Prior to his retirement from Deloitte, Mr. Rooney served as partner-in-charge of the Denver audit practice, as Colorado practice leader for services to the Consumer & Industrial products industries, and as an advisory partner, advising public and private companies on critical business issues. Mr. Rooney has extensive experience in the areas of accounting and finance, risk assessment, internal controls, corporate governance, mergers and acquisitions, and public offerings.

We believe that Mr. Rooney’s qualifications to serve on the Board include his significant experience with financial reporting by public companies and his experience with risk assessment, internal controls and corporate governance.

Todd Dissinger has served as our Chief Financial Officer since January 1, 2018. From August 2015 until his appointment as our Chief Financial Officer, Mr. Dissinger served as Vice President, Treasurer of the Operating Company. From 1997 to 2015, he held senior management positions, including Senior Vice President – Treasurer, Risk Management and Credit, at The Bon-Ton Stores, Inc. From 1985 to 1997, Mr. Dissinger held management positions, including Vice President – Senior Relationship Manager, with PNC Bank.

Kemper Isely, Zephyr Isely and Heather Isely are siblings. Elizabeth Isely was previously married to a member of the Isely family who is not currently involved in Company operations.

CORPORATE GOVERNANCE

Board of Directors

Board Composition

Our business and affairs are managed under the direction of our Board. Our Board currently has seven members, Kemper Isely, Zephyr Isely, Heather Isely, Elizabeth Isely, Edward Cerkovnik, Richard Hallé and David Rooney. Our bylaws provide that our Board consists of a number of directors to be fixed from time to time by a resolution of the Board.

Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	Heather Isely, Kemper Isely and Edward Cerkovnik are Class III directors; their terms will expire at the Annual Meeting and they have been nominated for re-election at the Annual Meeting;

•	Elizabeth Isely and Richard Hallé are Class I directors; their terms will expire at the 2022 Annual Meeting of Stockholders; and

•	Zephyr Isely and David Rooney are Class II directors; their terms will expire at the 2023 Annual Meeting of Stockholders.

Upon expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the Annual Meeting of Stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Board into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change in our management or a change in control.

A voting agreement entered into with and among our major stockholders is in effect and provides the Isely family with control over the election of directors. See “Certain Relationships and Related Party Transactions-Stockholders Agreement” in this Proxy Statement for a description of this agreement. Directors can be removed from our Board only for cause, as defined in our amended and restated certificate of incorporation. Vacancies on our Board, and any new director positions created by the expansion of our Board, can be filled only by a majority vote of the remaining directors then in office.

Board Leadership Structure and Risk Oversight

The Chairman of our Board is also a Co-President of the Company. Because of his knowledge of and insight into our business, we believe Mr. Kemper Isely is in the best position to focus the attention of our independent directors on matters that are the most critical to our Company. We also believe that Mr. Kemper Isely’s effectiveness in promoting the Company and forming new business relationships is significantly enhanced by his role as both the Chairman and a Co-President. We do not currently have a lead independent director. The independent directors in attendance at executive sessions of the Board determine which member will preside at such session.

Our Board is responsible for overall supervision of our risk management activities. Our Board’s oversight of the material risks facing the Company occurs at both the audit committee level and at the full Board level.

Our Board administers its risk oversight function primarily through the audit committee, which oversees our risk management practices (with the exception of cybersecurity risk, which is overseen by the full Board, as described further below). The audit committee is responsible for, among other things, discussing with management our major risk exposures and actions taken to monitor and control these exposures. To this end, management provides regular reports to the audit committee regarding the risks facing the Company and the steps taken to address those risks. The audit committee also discusses with management our guidelines and policies that govern the risk assessment and management process.

The Board receives presentations throughout the year from various business unit leaders that include, as appropriate, discussion of significant risks. At each Board meeting, Mr. Kemper Isely, our Chairman and Co-President, addresses matters of particular importance to the Company, including any significant areas of risk that require Board attention. Further, our independent directors, in executive sessions, address significant areas of risk outside the presence of Company employees.

We have identified cybersecurity as a critical part of the Company’s risk management activity. Our Board is responsible for oversight of cybersecurity risk and has appointed the Operating Company’s Vice President of Information Services as the point person for reporting to the Board on cybersecurity risks and actions taken to mitigate those risks. We have a dedicated team that is responsible for managing enterprise-wide information security strategy, policy, standards, architecture and processes.

Controlled Company and Director Independence

We have elected to avail ourselves of the “controlled company” exception under the corporate governance rules of the NYSE. Under NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards. Certain members of the Isely family holding over 50% of our Common Stock are parties to a stockholders agreement (the “Stockholders Agreement”) pursuant to which they control the election of our directors, and we are therefore a “controlled company.” As a result, we have elected not to have a majority of “independent directors” on our Board, we do not have a compensation committee composed entirely of “independent directors” and compensation for our executives and the selection of our director nominees are not determined by a majority of “independent directors,” as defined under the rules of the NYSE. The “controlled company” exception does not modify the independence requirements for the audit committee, and we are subject to, and have complied with, the requirements of the SEC and the NYSE, which require that our audit committee be composed of at least three members, each of whom is required to be independent.

Consistent with these requirements, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following three directors are independent directors within the meaning of the applicable NYSE and SEC rules and regulations: Edward Cerkovnik, Richard Hallé and David Rooney. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company. Specifically, the Board solicited and considered information from each such director regarding whether he, or any member of his immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a commercial or investment relationship with the Company or received personal benefits from or on behalf of the Company outside the scope of such person’s normal compensation.

Kemper Isely, our Co-President; Zephyr Isely, our Co-President; Heather Isely, our Executive Vice President and Corporate Secretary; and Elizabeth Isely, our Executive Vice President, are not independent directors. Each is an employee of the Company and a party to the Stockholders Agreement.

Communications with the Board

The Board welcomes questions or comments about our Company and its operations. Interested parties and stockholders may contact the Board as a whole, our non-management directors, or any one or more individual directors by sending a letter to the intended recipient’s attention c/o Natural Grocers by Vitamin Cottage, Inc. Attention: Corporate Secretary, 12612 West Alameda Parkway, Lakewood, Colorado 80228. The Corporate Secretary will maintain a record of all such communications and promptly forward to the Chairman of the Board those that the Corporate Secretary believes require immediate attention. The Corporate Secretary will periodically provide the Chairman of the Board with a summary of all such communications. The Chairman of the Board will notify the Board or the chairs of the relevant committees of the Board of those matters that he believes are appropriate for further action or discussion.

Meetings of the Board

The Board met seven times during fiscal 2020. Each Board member except for Mr. Campbell attended at least 75% of the meetings of the Board held during fiscal 2020. Mr. Rooney attended at least 75% of the meetings of the Board held during fiscal 2020 following his election to the Board in August 2020. During fiscal 2020, our Board held five executive sessions at which only non-management directors were present. Pursuant to our Corporate Governance Guidelines, our directors are expected to attend meetings of the Board and all committees on which they sit (including separate meetings of non-management directors), with the understanding that, on occasion, a director may be unable to attend a meeting in person or by teleconference. It is the Company’s policy to encourage directors to attend the Annual Meeting of Stockholders and six members of the Board attended our 2020 Annual Meeting of Stockholders.

Committees of the Board

Our Board has two committees: an audit committee and a compensation committee. Each committee member is appointed by the Board and will serve until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Each committee member, except for Mr. Campbell, attended at least 75% of the meetings of each committee on which he or she served during fiscal 2020. Prior to his retirement from the Board in August 2020, Mr. Campbell attended fewer than 75% of the meetings held by the audit and compensation committees during fiscal 2020.

The following table provides membership and meeting information for fiscal 2020 for each of our Board committees:

Name	Independent?	Audit Committee	Compensation Committee
Mr. Kemper Isely	No		Member
Mr. Zephyr Isely	No
Ms. Heather Isely	No		Chair
Ms. Elizabeth Isely	No
Mr. Michael T. Campbell	Yes	Chair*	Member*
Mr. Edward Cerkovnik	Yes	Member	Member
Mr. Richard Hallé	Yes	Member	Member
Mr. David Rooney	Yes	Chair*
Total meetings in fiscal 2020		6	3

* Mr. Campbell served as chair of the audit committee and as a member of the compensation committee prior to his retirement from the Board in August 2020. Following Mr. Campbell’s resignation, Mr. Rooney was appointed to serve as audit committee chair.

Audit Committee

Our audit committee assists our Board in fulfilling its oversight responsibilities over our financial reporting and internal control processes. The audit committee is responsible for, among other things:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	overseeing management’s establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policies;

•	reviewing and approving related party transactions;

•	reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings;

•

reviewing the performance of the independent registered accounting firm and making decisions regarding the appointment or termination of the independent registered accounting firm and considering and approving any non-audit services proposed to be performed by the independent registered accounting firm; and

•	making recommendations to the Board with respect to the foregoing and other matters.

Mr. Cerkovnik, Mr. Hallé and Mr. Rooney, each of whom is an independent director, currently serve on the audit committee, with Mr. Rooney serving as the chair of the audit committee. Prior to his retirement from the Board in August 2020, Mr. Campbell served as chair of the audit committee. Mr. Rooney is our audit committee financial expert, as such term is defined under applicable SEC rules. Prior to his retirement from the Board, Mr. Campbell was also an audit committee financial expert. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The audit committee met six times during fiscal 2020. During fiscal 2020, our audit committee held five executive sessions at which only non-management directors were present. Our Board has adopted an audit committee charter, which sets forth in detail the duties and responsibilities of the audit committee and is available on our corporate website at investors.naturalgrocers.com.

Report of the Audit Committee

The audit committee is responsible for overseeing our accounting and financial reporting functions. The audit committee relies on the expertise and knowledge of management and the Company’s independent auditors in carrying out its oversight responsibilities. Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditors are responsible for auditing those financial statements, auditing our internal control over financial reporting and issuing reports thereon.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2020 with management of the Company and with KPMG LLP, the Company’s independent registered public accounting firm. The audit committee also reviewed and discussed with KPMG LLP the quarterly financial statements for each quarter during fiscal 2020 and the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (the “PCAOB”).

In addition, the audit committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on the foregoing, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

Respectfully submitted,

David Rooney (Committee Chair)

Edward Cerkovnik

Richard Hallé

The material in the above report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	establishing our compensation philosophy and reviewing our compensation practices and policies, including equity benefit plans and incentive compensation;

•	reviewing key employee compensation policies;

•	monitoring performance and compensation of our employee-directors, officers and other key employees;

•	preparing recommendations and periodic reports to the Board concerning these matters; and

•	overseeing the preparation of any disclosure relative to compensation practices.

Ms. Heather Isely, Mr. Cerkovnik, Mr. Hallé and Mr. Kemper Isely currently serve on the compensation committee, with Ms. Heather Isely serving as the chair of the compensation committee. Prior to his retirement from the Board in August 2020, Mr. Campbell served as a member of the compensation committee.

The compensation committee met three times during fiscal 2020. During fiscal 2020, our compensation committee did not hold an executive session at which only non-management directors were present. Our Board has adopted a compensation committee charter, which sets forth in detail the duties and responsibilities of the compensation committee and is available on our corporate website at investors.naturalgrocers.com.

In September 2020, our compensation committee engaged Pay Governance LLC (“Pay Governance”) to serve as the committee’s independent compensation consultant and to conduct an executive compensation study. Our Co-Presidents have also provided, and we expect that our Co-Presidents will continue to provide, recommendations to our compensation committee regarding pay levels for all executive officers. In fulfilling its responsibilities, our compensation committee may delegate its authority to subcommittees, including subcommittees consisting solely of one or more employees of the Company, to the extent permitted by applicable law.

Report of the Compensation Committee

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the compensation committee has recommended to the Board that the CD&A be included in this Proxy Statement.

Respectfully submitted,

Heather Isely (Committee Chair)

Edward Cerkovnik

Richard Hallé

Kemper Isely

The material in the above report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Process for Recommending Candidates for Election to the Board Directors

We do not have a nominating committee. Instead, our Board is responsible for recommending director candidates for election. This is appropriate, in the opinion of the Board, because we are a “controlled company” under NYSE rules and certain members of the Isely family hold over 50% of our Common Stock and control the election of our directors. All our directors participate in the consideration of director nominees.

Additionally, our Board will consider director candidates recommended by stockholders, provided that stockholders making such recommendations comply with the advance notice procedures contained in Section 2.07 of our bylaws. The Board did not receive any director recommendations from stockholders for consideration at the Annual Meeting.

The Board will evaluate candidates properly recommended by stockholders based on the same criteria applied to other director nominees. However, for candidates recommended by stockholders, the Board may consult with certain members of the Isely family who are parties to a Stockholders Agreement that control the election of our directors, to ensure that such nominees will make a meaningful contribution to the Board and are likely to receive the affirmative vote of the holders of a majority of the outstanding Common Stock.

As described in the Company’s Corporate Governance Guidelines, the Board identifies candidates based on the following criteria:

•	judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business;

•	diversity of viewpoints, backgrounds and experiences;

•	business or other relevant experience; and

•

the extent to which the integrity of the candidate’s expertise, skills, knowledge and experience with that of the other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

As described above, the Board considers the diversity of viewpoints, backgrounds and experiences in identifying and evaluating director nominees, but does not have a formal policy with regard to diversity. The Board identifies director nominees based on the above criteria by consulting with other industry leaders and members of the business community.

Sustainability and Social Responsibility

We are committed to operating our business in a manner that promotes corporate social responsibility and supports environmentally sustainable products and practices. In addition to selling only organic produce, we have put in place standards for dairy, eggs, meat and seafood that support sustainable and ecologically responsible agricultural practices. We have also implemented measures to eliminate food waste, reduce our carbon footprint and optimize the diversion of waste to recycling and compost at our stores. In addition, we donate cash and usable products to local food banks and non-profit organizations. We do not provide single-use paper or plastic bags at our registers, and have eliminated single-use plastic produce bags at all our stores. As we grow, we expect to continue adopting practices that improve our relationship with the environment and enhance our commitment to social responsibility.

For more information regarding our sustainability practices, please visit our website at naturalgrocers.com/sustainability. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference into this Proxy Statement the information on or accessible through our website.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. These guidelines are a flexible framework within which the Board may conduct its business. Moreover, they help to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other matters, Board composition and selection, board meetings and involvement of senior management, executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines reflect NYSE and SEC rules and requirements. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at the Company’s website at investors.naturalgrocers.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 12, 2021, regarding beneficial ownership of our Common Stock by:

•	each person known to us to beneficially own more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Shares of Common Stock issuable within 60 days to a person are deemed outstanding for purposes of computing the percentage of shares owned by such person, but are not deemed outstanding for purposes of computing the percentage of shares owned by any other person.

To our knowledge, except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them and none of the shares shown as beneficially owned by the named executive officers or directors has been pledged as security.

The address for each person named in the table below is c/o Natural Grocers by Vitamin Cottage, Inc., 12612 West Alameda Parkway, Lakewood, Colorado 80228, except as otherwise noted in the footnotes to the table.

	Shares of Common Stock Beneficially Owned(1)
Beneficial Owner	#	%
5% Stockholders:
Isely Family Group(2)	13,316,367	59.0%
CTVC, LLC(2)(3)	1,037,939	4.6%
Dimensional Fund Advisors LP(4)	1,424,051	6.3%
Named Executive Officers and Directors:
Kemper Isely(2)(5)	3,314,995	14.7%
Zephyr Isely(2)(6)	3,258,488	14.4%
Heather Isely(2)(7)	1,148,510	5.1%
Elizabeth Isely(2)(8)	1,282,666	5.7%
Todd Dissinger	41,816	*
Edward Cerkovnik (director)(9)	43,563	*
Richard Hallé (director)(9)	46,183	*
David Rooney (director)(9)	2,179	*
Executive officers and directors as a group (8 persons)	13,450,108	59.6%

*	Represents less than 1%

(1)

This table is based upon information supplied by officers, directors and principal stockholders in the Schedule 13D filed by members of the Isely family voting group with the SEC on August 6, 2012, as amended by the Schedule 13D/A filed on February 28, 2014. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 22,576,377 shares of our Common Stock outstanding on January 12, 2021.

(2)

In connection with the reorganization transactions effected in connection with our IPO, each of Kemper Isely, Zephyr Isely, Heather Isely, Elizabeth Isely, certain trusts or entities controlled by one or more of them, certain other Isely family members, certain custodial accounts benefiting other Isely family members, and certain entities (the “Controlled Entities”) now controlled by Ms. Rose Marie Bowden but owned by the above named Iselys and their family members (directly or indirectly through trusts) entered into the Stockholders Agreement, pursuant to which they agreed to, among other things, limitations on the sale of their shares of Common Stock and to vote all of their shares of Common Stock in the election of directors consistent with the recommendations of at least three of Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely, subject to certain exceptions. Ms. Bowden has agreed to exercise control of the Controlled Entities on behalf of the above named Iselys. The parties to the Stockholders Agreement may therefore be deemed to share voting and investment power over the shares subject to such agreement and be members of a group for beneficial ownership reporting purposes with respect to such shares. The number of shares identified as beneficially owned by the Isely Family Group includes 444,044 shares not subject to the voting provisions of the Stockholders Agreement that are held in trusts benefiting or established by Isely family members, over which Ms. Bowden currently has sole voting and investment power.

(3)

Consists of shares of Common Stock held by CTVC, LLC for the benefit of the Isely Children’s Trust and its beneficiaries. Ms. Bowden is the sole manager of CTVC, LLC which has sole voting and investment power over the shares of Common Stock held by it. The number of shares identified as beneficially owned by CTVC, LLC excludes shares of Common Stock deemed to be beneficially owned by it solely because of the Stockholders Agreement.

(4)

Based upon information contained in the Schedule 13G filed by the beneficial owner with the SEC on February 12, 2020. Dimensional Fund Advisors LP (“Dimensional”) reports sole voting power with respect to 1,355,297 shares of Common Stock and sole dispositive power with respect to 1,424,051 shares of Common Stock. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)

Includes 3,118,312 shares beneficially owned directly by Mr. Kemper Isely; 91,938 shares owned directly by the LaRock and Luke Isely Trust, with respect to which Mr. Kemper Isely shares voting and investment power with Mr. Zephyr Isely as co-trustee of the trust; and 104,745 shares held by Ritchie K. Isely, Mr. Kemper Isely’s son, who shares Mr. Kemper Isely’s permanent residence. The number of shares identified as beneficially owned by Mr. Kemper Isely excludes shares of Common Stock deemed to be beneficially owned by him solely because of the Stockholders Agreement.

(6)

Includes 3,166,550 shares beneficially owned directly by Mr. Zephyr Isely; and 91,938 shares owned directly by the LaRock and Luke Isely Trust, with respect to which Mr. Zephyr Isely shares voting and investment power with Mr. Kemper Isely as co-trustee of the trust. The number of shares identified as beneficially owned by Mr. Zephyr Isely excludes shares of Common Stock deemed to be beneficially owned by him solely because of the Stockholders Agreement.

(7)

Includes 941,020 shares beneficially owned directly by Ms. Heather Isely; 103,745 shares held by Masala A. Isely-Rice, Ms. Heather Isely’s son, who shares Ms. Heather Isely’s permanent residence; and 103,745 shares held by Charles L. Isely-Rice, Ms. Heather Isely’s son, who shares Ms. Heather Isely’s permanent residence. The number of shares identified as beneficially owned by Ms. Heather Isely excludes shares of Common Stock deemed to be beneficially owned by her solely because of the Stockholders Agreement.

(8)

Includes 1,282,666 shares beneficially owned directly by Ms. Elizabeth Isely. The number of shares identified as beneficially owned by Ms. Elizabeth Isely excludes shares of Common Stock deemed to be beneficially owned by her solely because of the Stockholders Agreement.

(9)

Includes the following restricted stock units which will vest within 60 days: 8,219 restricted stock units granted to each of Messrs. Cerkovnik and Hallé; and 2,179 restricted stock units granted to Mr. Rooney.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during fiscal 2020 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one Form 4 relating to the vesting of restricted stock units covering 500 shares of Common Stock held by Raquel Isely (a party to the Stockholders Agreement) on October 15, 2019 was inadvertently filed late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion, including the overall principles underlying our executive compensation policies, relates to the compensation of our named executive officers (“NEOs”), consisting of: (i) our Co-Presidents; (ii) our Chief Financial Officer; and (iii) our other two most highly compensated executive officers for fiscal 2020.

Our NEOs for fiscal 2020 were:

•	Kemper Isely, Chairman and Co-President

•	Zephyr Isely, Co-President

•	Heather Isely, Executive Vice President and Corporate Secretary

•	Elizabeth Isely, Executive Vice President

•	Todd Dissinger, Chief Financial Officer

Objectives of our executive compensation program

Hiring and retaining our officers and other key employees is critically important to ensure the continuity and stability required to grow our business. Our executive compensation and benefits program is designed to attract, retain, reward and create incentives for a highly talented and committed team of executive officers who share our vision and desire to work toward our goals.

Compensation decisions in fiscal 2020 regarding our NEOs were made by our compensation committee. Our compensation philosophy is to provide our NEOs with a compensation package that attracts, motivates and retains executive talent and aligns the interests of management with those of our stockholders. Our approach to executive compensation is intended to reward our NEOs for making strong individual contributions to our success and creating long-term value. Given that all of our NEOs other than Mr. Dissinger, our Chief Financial Officer, are part of the Isely family and have a substantial ownership stake in the Company, we believe that our Co-Presidents and our Executive Vice Presidents have significant incentives to create shareholder value without participation in the Company’s equity incentive program or eligibility for a discretionary bonus. Consistent with this approach, Todd Dissinger was the only NEO who was eligible to receive cash-based incentive compensation during fiscal 2020 and to participate in the equity incentive program. See “—Primary elements of compensation; Compensation decisions for fiscal 2020” below for a discussion of the compensation committee’s compensation decisions for fiscal 2020.

Executive compensation process

Compensation-setting process. During fiscal year 2020, our compensation committee engaged Pay Governance to conduct an executive compensation study. Pay Governance provided the compensation committee with peer group market data as a general reference point to consider when making compensation decisions. See “—Use of Market Data” below for additional information regarding our peer group and use of market data. The compensation committee considered the information provided by Pay Governance and recommendations from our Co-Presidents and Executive Vice Presidents to determine the appropriate level and mix of compensation for our NEOs. The compensation committee assessed the independence of Pay Governance and concluded that no conflict of interest existed that would prevent Pay Governance from serving as the compensation committee’s independent compensation consultant. Except for the services provided to the compensation committee, Pay Governance does not provide any other services to the Company.

Our compensation committee currently consists of Ms. Heather Isely, Mr. Kemper Isely, Mr. Cerkovnik and Mr. Hallé. In addition to reviewing and approving executive compensation, our compensation committee’s duties include administering the 2012 Omnibus Incentive Plan, as amended (the “Omnibus Plan”), which we adopted in July 2012.

At our 2018 Annual Meeting of Stockholders, our stockholders: (i) approved, on an advisory basis, the compensation paid to our NEOs and (ii) approved holding future advisory votes regarding the compensation paid to our NEOs every three years. Given the strong stockholder support reflected in the results of the advisory vote, we determined that it was advisable to continue our compensation structure consistent with past practices. At the Annual Meeting, we are asking our stockholders to approve, on an advisory basis, the compensation paid to our NEOs during fiscal 2020.

Role of management in setting compensation. During fiscal 2020, our Co-Presidents and Executive Vice Presidents provided recommendations regarding pay levels for all executives, and we expect that these executive officers will continue to provide such input.

Use of market data. While the compensation committee considered market data as a general reference point in its assessment of executive compensation, the committee did not target compensation to specific benchmarks against peer group companies. In its review of executive compensation, the compensation committee considered, among other factors, the fiscal 2020 executive compensation study completed by Pay Governance, which compiled and analyzed market data from a 23‑company peer group of retail, food, and natural product companies. Pay Governance selected this peer group based on industry, annual revenue, net income, and market capitalization. In terms of annual revenue, the Company was near the median of the peer group; in terms of net income, the Company was above the peer group median; and in terms of market capitalization, the Company was below the peer group median. The peer group was comprised of the following companies:

B&G Foods, Inc.	Hibbett Sports, Inc.	Seneca Foods Corporation
BellRing Brands, Inc.	J&J Snack Foods Corp.	Sprouts Family Markets
Calavo Growers, Inc.	Landec Corporation	The Chef’s Warehouse, Inc.
Carrols Restaurant Group, Inc.	Nature’s Sunshine Products, Inc.	The Simply Good Foods Company
Chuy’s Holdings, Inc.	NewAge, Inc.	Village Super Market, Inc.
Dave & Buster’s Entertainment, Inc.	Noodles & Company	Weis Markets, Inc.
Farmer Bros. Co.	PetMed Express, Inc.	Zumiez Inc.
HF Foods Group Inc.	Red Robin Gourmet Burgers, Inc.

The market data presented by Pay Governance indicated that:

•     For target total direct compensation (base salary plus target cash-based incentive compensation plus long-term incentive compensation), our Co-Presidents were in the bottom quartile of the peer group, and our Executive Vice Presidents and Chief Financial Officer were below the peer group median.

•     For total cash compensation (base salary plus cash-based incentive compensation), our Co-Presidents were in the bottom quartile of the peer group, our Executive Vice Presidents were near the peer group median, and our Chief Financial Officer was below the peer group median.

•     For base salary, our Co-Presidents were in the bottom quartile of the peer group, our Executive Vice Presidents were in the top quartile of the peer group, and our Chief Financial Officer was above the peer group median.

After consideration of the Company’s performance during fiscal 2020, Mr. Dissinger’s contributions to the Company, and the above-described market data, our compensation committee approved the compensation decisions for our Chief Financial Officer described below. The compensation of our NEOs other than Mr. Dissinger was not changed following the compensation committee’s annual review of executive compensation.

Primary elements of compensation; Compensation decisions for fiscal 2020

Base salary. The overall compensation package consists solely of base salary for our Co-Presidents and our Executive Vice Presidents. We believe that base salaries are of primary importance to our approach to executive compensation, allowing us to attract and retain our key executives, and reward consistent contributions to our long-term success, in a manner that does not encourage excessive risk taking by our executives. The compensation committee primarily based salaries of the NEOs on its collective experience and view of appropriate fixed pay in our geographic location and industry. Additionally, the compensation committee took into account non-participation in our cash-based incentive compensation program by all of our NEOs, except Todd Dissinger, and the absence of a long-term incentive program. The compensation committee periodically reviews base salaries and takes into account individual performance, the Company’s performance, market data from its most recent executive compensation study, internal pay equity, historical compensation practice, incentive program participation and current equity ownership levels. However, our compensation committee may exercise its discretion in setting an executive’s base salary, taking into account the executive’s overall contribution to our success.

At fiscal year-end 2020, the base salaries of our NEOs were as follows:

●	Kemper Isely, Co-President, $607,800
●	Zephyr Isely, Co-President, $576,000
●	Heather Isely, Executive Vice President, $528,000
●	Elizabeth Isely, Executive Vice President, $528,000
●	Todd Dissinger, Chief Financial Officer, $435,600

Effective October 1, 2020, Mr. Dissinger’s base salary was increased from $435,600 to $479,160. In making its decision to increase Mr. Dissinger’s base salary, the compensation committee considered his contributions to the Company’s strong financial and operating performance during fiscal 2020 in the challenging COVID-19 operating environment. While the compensation committee considered market data in its assessment of our NEO’s base salaries, the committee did not target specific benchmarks against peer group companies. Other than Mr. Dissinger’s increase in base salary, no changes were made to the base salaries of our NEOs during fiscal 2020.

Cash bonus awards. During fiscal 2020, Mr. Dissinger and other employees were eligible to receive a discretionary cash bonus. As discussed under “-Objectives of our executive compensation program” above, Mr. Dissinger was the only NEO who was eligible to receive a discretionary cash bonus during fiscal 2020. For fiscal 2020, the compensation committee awarded Mr. Dissinger a cash bonus of $250,000 based on his contributions to the Company’s strong financial and operating performance during fiscal 2020 in the challenging COVID-19 operating environment. Such bonus was discretionary in nature and was not paid pursuant to any non-equity incentive plan.

Equity compensation. We currently do not have a long-term equity incentive program in place for our NEOs. Given that all of our NEOs other than Mr. Dissinger are part of the Isely family and have a substantial ownership stake in the Company, we believe that they already have sufficient long-term incentive, and an equity compensation program for them is unnecessary.

We adopted the Omnibus Plan in July 2012. The purpose of the Omnibus Plan is to promote the long-term success of the Company and the creation of stockholder value by offering certain key employees and directors an opportunity to share in such long-term success by acquiring an equity interest in the Company.

At our 2019 Annual Meeting of Stockholders, our stockholders approved amending the Omnibus Plan to: (i) increase the aggregate number of shares of Common Stock reserved for issuance thereunder by 600,000 shares, from 1,090,151 to 1,690,151 shares and (ii) extend its term by five years, through July 19, 2027. During the period from the adoption of the Omnibus Plan through September 30, 2020, the Company has granted a total of 565,376 restricted stock units and awarded stock grants covering a total of 27,080 shares of Common Stock, totaling approximately $8.8 million in equity compensation, to certain employees who were not NEOs or directors. During fiscal 2020, 72,323 restricted stock units and stock grants for 15,680 shares of Common Stock were awarded to employees who were not NEOs or directors.

During the period from the adoption of the Omnibus Plan through September 30, 2020, we have granted a total of 107,160 restricted stock units to our independent directors. Of such total, 26,836 restricted stock units were granted to our independent directors during fiscal 2020.

From time to time, our compensation committee has awarded Mr. Dissinger restricted stock units that vest over a five-year period to incentivize value creation over the vesting period, to align his long-term interests with those of our stockholders, and to promote retention. On October 1, 2020, Mr. Dissinger was awarded 9,600 restricted stock units and on September 24, 2020 Mr. Dissinger was awarded a fully vested stock grant of 2,400 shares of Common Stock in recognition of his contributions to the Company’s strong financial and operating performance during fiscal 2020 in the challenging COVID-19 operating environment. See “Executive Compensation – Compensation Arrangement of Chief Financial Officer” in this Proxy Statement for more details regarding such awards of restricted stock units and Mr. Dissinger’s compensation arrangement.

Other than the above-described awards to Mr. Dissinger, no awards under the Omnibus Plan have been made to our NEOs.

Employment, severance and change in control arrangements.

The Company does not have any agreements with the Company’s Co-Presidents or Executive Vice Presidents that provide for cash severance payments upon termination of employment or in connection with a change in control. Mr. Dissinger was previously awarded restricted stock units that will vest upon a change of control. See “Executive Compensation-Compensation Arrangement of Chief Financial Officer” below.

Retirement plan and other benefits and perquisites. Our NEOs are eligible to participate in our employee benefit plans provided for all Company employees. These benefits include a 401(k) plan with discretionary matching employer contributions, group health and life insurance, and short-term and long-term disability insurance. We also provide all of our employees with Vitamin Bucks (store credit accrued at $1.00 per hour up to 40 hours per week) and birthday bonus pay (equivalent to a single work day). We may also provide our NEOs with a limited range of perquisites on a case-by-case basis that may include, among other things, spousal insurance and reimbursement for any out-of-pocket medical insurance expenses.

Stock ownership guidelines. We do not have specific equity or other security ownership requirements or guidelines for NEOs. Given management’s significant equity stake in the Company, we do not believe ownership guidelines are needed at this time.

Recoupment policy. We currently do not have a recoupment policy to adjust or recover bonuses or incentive compensation paid to executive officers where such bonuses or payments were based on financial statements that were subsequently restated or otherwise amended in a manner that would have reduced the size of such bonuses or payments.

Tax and accounting considerations. We do not require executive compensation to be tax deductible for our Company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals. For example, Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a publicly held corporation for compensation in excess of $1 million paid in any taxable year to its NEOs. Our compensation committee considers the deductibility of compensation, but is authorized to approve compensation that is not deductible when it believes that such payments are appropriate to attract and retain executive talent.

Risks from compensation policies and practices. Given the current equity ownership levels of our NEOs, the relative simplicity of our current compensation program and its weighting towards base salary, a fixed component of compensation, we do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table provides information concerning the compensation earned by our Co-Presidents, Chief Financial Officer, and each of the two other most highly paid executive officers during the fiscal years ended September 30, 2020 and 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)		All Other Compensation ($)(1)	Total ($)
Kemper Isely, Co-President	2020	607,800	—	—		12,512	620,312
	2019	607,800	—	—		12,535	620,335
Zephyr Isely, Co-President	2020	576,000	—	—		3,346	579,346
	2019	576,000	—	—		5,650	581,650
Heather Isely, Executive Vice President	2020	528,000	—	—		11,338	539,338
	2019	528,000	—	—		11,360	539,360
Elizabeth Isely, Executive Vice President	2020	528,000	—	—		7,445	535,445
	2019	528,000	—	—		7,992	535,992
Todd Dissinger, Chief Financial Officer	2020	435,600	250,000	118,176	(2)	9,563	798,235
	2019	396,000	58,000	269,199		9,724	732,923

(1)	Includes 401(k) retirement benefit matching contributions, Vitamin Bucks, Company paid medical and short-term disability insurance premiums and work anniversary payments.

(2)

Represents the grant date fair value of 2,400 shares of common stock granted to Mr. Dissinger on September 24, 2020 and 9,600 restricted stock units granted to Mr. Dissinger on October 1, 2020, which were awarded for fiscal 2020 performance. See “—Equity Compensation” above.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards made to Todd Dissinger, our Chief Financial Officer, which were effective during the fiscal year ended September 30, 2020. Other than Mr. Dissinger, none of our NEOs received any plan-based awards during the fiscal year ended September 30, 2020. The cash bonus awarded to Mr. Dissinger for fiscal 2020 was awarded on a discretionary basis and is not presented in the table below.

		Estimated Payouts Under Non-Equity Incentive Plan Awards		Estimated Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)	Stock or Units (#)	Options (#)	Awards ($/Share)	Awards ($)
Todd Dissinger	10/1/2019(1)	—	—	8,000	8,000	8,000	—	—	80,320
	9/24/2020(2)	—	—	2,400	2,400	2,400	—	—	22,752

(1)	Represents 8,000 restricted stock units granted on October 1, 2019, vesting in five equal installments beginning on the first anniversary of the grant date.

(2)	Represents fully vested stock grant of 2,400 shares of Common Stock.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by Todd Dissinger, our Chief Financial Officer, at September 30, 2020. Other than Mr. Dissinger, none of our NEOs held any outstanding equity awards at September 30, 2020.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)(2)
Todd Dissinger	60,900(1)	600,474

(1)

Of such restricted stock units: (i) 1,620 restricted stock units vested on November 1, 2020; (ii) 1,620 restricted stock units will vest on each of November 1, 2021 and 2022; (iii) 4,000 restricted stock units will vest on each of June 27, 2021, 2022 and 2023; (iv) 12,013 restricted stock units vested on January 2, 2021; (v) 12,013 restricted stock units will vest on January 2, 2022; (vi) 12,014 restricted stock units will vest on January 2, 2023, (vii) 1,600 restricted stock units vested on October 1, 2020, and (viii) 1,600 restricted stock units will vest on each of October 1, 2021, 2022, 2023 and 2024; in each case subject to Mr. Dissinger’s continued employment; provided, however, that any of the restricted stock units referred to in clauses (v) and (vi) above that are unvested will immediately vest upon the occurrence of a change of control affecting the Company.

(2)

The market value of the awards of restricted stock units that have not vested was determined by multiplying the number of restricted stock units by $9.86, the market value of the underlying shares at September 30, 2020, the last day of fiscal 2020.

Option Exercises and Stock Vested

The following table provides information regarding restricted stock units and stock awards held by Todd Dissinger, our Chief Financial Officer, that vested during the year ended September 30, 2020. Other than Mr. Dissinger, none of our NEOs held any stock awards that vested, or exercised any stock options, during the year ended September 30, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Todd Dissinger	—	—	21,835	(1)	233,384	(2)

(1)	Represents 19,435 restricted stock units that were issued to Mr. Dissinger and settled in shares of Common Stock and 2,400 fully vested stock awards granted to Mr. Dissinger.

(2)	Value realized on vesting was determined by multiplying the number of shares underlying the restricted stock units by the price of the Common Stock on the date of settlement.

Pension Benefits

None of our NEOs participates in any qualified or non-qualified pension benefit plan sponsored by us.

Nonqualified Deferred Compensation

None of our NEOs participates in any nonqualified deferred compensation plan sponsored by us.

Compensation Arrangement of Chief Financial Officer

Todd Dissinger was appointed Chief Financial Officer of the Company effective January 1, 2018. Pursuant to the terms of an employment offer letter by and between the Company and Mr. Dissinger, effective January 1, 2018, Mr. Dissinger’s annual base salary increased to $360,000, with an annual incentive bonus opportunity of up to 40% of his base salary. Effective October 1, 2018, Mr. Dissinger’s base salary was increased to $396,000, effective October 1, 2019, his base salary was increased to $435,600, and effective October 2, 2020 his base salary was increased to $479,160, as discussed above.

On January 2, 2018, Mr. Dissinger was awarded 60,066 restricted stock units under the Omnibus Plan. Of these restricted stock units: (i) 12,013 vested on each of January 2, 2019, 2020 and 2021; (ii) 12,013 will vest on January 2, 2022; and (iii) 12,014 will vest on January 2, 2023, subject to Mr. Dissinger’s continued employment; provided, however, that any of these restricted stock units that are unvested will immediately vest upon the occurrence of a change of control affecting the Company.

On August 7, 2018, Mr. Dissinger was awarded an additional 20,000 restricted stock units under the Omnibus Plan. Of these restricted stock units: (i) 4,000 vested on each of June 27, 2019 and 2020; and (ii) 4,000 will vest on each of June 27, 2021, 2022 and 2023, subject to Mr. Dissinger’s continued employment. On October 1, 2019, Mr. Dissinger was awarded an additional 8,000 restricted stock units under the Omnibus Plan, of which (i) 1,600 vested on October 1, 2020 and (ii) 1,600 will vest on each of October 1, 2021, 2022, 2023 and 2024, subject to Mr. Dissinger’s continued employment.

On October 1, 2020, Mr. Dissinger was awarded an additional 9,600 restricted stock units under the Omnibus Plan, of which 1,920 will vest on each of October 1, 2021, 2022, 2023, 2024 and 2025.

Prior to January 1, 2018, Mr. Dissinger was awarded 17,110 restricted stock units, of which: (i) 3,604 restricted stock units had vested prior to October 1, 2017; (ii) 1,802 restricted stock units vested during fiscal 2018; (iii) 3,422 restricted stock units vested during fiscal 2019; (iv) 3,422 vested during fiscal 2020; (vi) 1,620 restricted stock units vested on November 1, 2020, and (vi) 1,620 restricted stock units will vest on each of November 1, 2021 and 2022, subject to Mr. Dissinger’s continued employment.

Finally, Mr. Dissinger is entitled to participate in all Company employee benefit plans and programs at a level commensurate with his title and salary band.

Employment Agreements

We do not have an employment agreement with any of our NEOs.

See “Executive Compensation – Compensation Arrangement of Chief Financial Officer” in this Proxy Statement for information regarding the accelerated vesting of certain restricted stock units held by Todd Dissinger, our Chief Financial Officer, upon the occurrence of a change of control affecting the Company. Other than such accelerated vesting of certain restricted stock units, no payments would have to be made or benefits provided by the Company to any other NEO upon a change in control.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits triggered by the termination of Mr. Dissinger’s employment, or a change in control, assuming such termination or change of control occurred on September 30, 2020. Other than Mr. Dissinger, none of our NEOs for fiscal 2020 was contractually entitled to any severance payments as a result of any termination or change in control.

Name	Circumstance	Cash Payment ($)	Medical / Insurance Benefits ($)	Acceleration of Equity Awards ($)(1)	Other ($)(2)	Total ($)
Todd Dissinger	Termination of employment	—	—	—	—	—
	Change of control	—	—	355,354	31,957	387,311

(1)

Pursuant to Mr. Dissinger’s employment offer letter, the unvested portion of the 60,066 restricted stock units awarded to him on January 2, 2018 will immediately vest upon the occurrence of a change of control affecting the Company. 36,040 of such restricted stock units had vested as of September 30, 2020. The market value of the unvested restricted stock units was determined by multiplying the number of unvested restricted stock units by $9.86, the market value of the underlying shares at September 30, 2020, the last day of fiscal 2020.

(2)	Includes amounts accrued through any other Company benefit, including accrued vacation and other vested benefits the NEO is entitled to receive that are generally available to all full-time employees.

Pay Ratio Disclosure

Because we are a “smaller reporting company” (as defined in Rule 12b-2 promulgated under the Exchange Act), we are not required to provide executive pay ratio disclosure pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K. However, we are providing such information voluntarily. Set out below is information regarding the ratio of the annual total compensation of each of our Co-Presidents and principal executive officers, Kemper Isely and Zephyr Isely, to the annual total compensation of our median employee.

We identified our median employee as of September 30, 2020, the last day of fiscal 2020. We included in our analysis all employees who were employed on September 30, 2020, including full-time, part-time, temporary and seasonal employees. We calculated the median employee’s pay utilizing our internal records based on the same pay elements and calculation methodology as used in determining the Co-Presidents’ pay for purposes of disclosure in the Summary Compensation Table. We annualized the earnings of all full-time and part-time employees as of September 30, 2020 who were hired during fiscal 2020 but did not work for us for the entire fiscal year. We did not make any other adjustments allowed by the SEC, nor did we make any other material assumptions or estimates to identify our median employee. Using this methodology, we determined that the annual total compensation of our median employee for fiscal 2020, excluding Kemper Isely and Zephyr Isely, our Co-Presidents and principal executive officers, was $31,486.

As reported in the Summary Compensation Table, Kemper Isely, our Chairman and Co-President, had total annual compensation for fiscal 2020 of $620,312 and Zephyr Isely, our Co-President, had total annual compensation for fiscal 2020 of $579,346. As a result, the ratio of Kemper Isely’s annual total compensation to that of our median employee for fiscal 2020 was estimated to be 20 to 1, and the ratio of Zephyr Isely’s annual total compensation to that of our median employee for fiscal 2020 was estimated to be 18 to 1.

These pay ratios are a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Therefore, the estimated pay ratio reported above may not be comparable to the pay ratios reported by other companies and should not be used as a basis for comparison between companies.

DIRECTOR COMPENSATION

Only those directors who are considered independent directors under the rules of the NYSE receive compensation from us for their service on our Board. For fiscal 2020, our independent directors were compensated for their service as directors as follows:

•	a base annual retainer of $40,000;

•	an additional annual retainer of $15,000 for serving as the chair of our audit committee and $10,000 for serving as the chair of our compensation committee, if applicable;

•	an additional annual retainer of $5,000 for serving as a member of our audit committee, if applicable; and

•	an additional annual retainer of $5,000 for serving as a member of our compensation committee, if applicable.

The presiding director at executive sessions of the Board at which only non-management directors are present, which is determined by the independent directors in attendance at executive sessions, receives no additional compensation for such service. If our Board were to appoint a lead independent director, such director would receive an additional annual retainer of $15,000.

In addition, each independent director is granted, on an annual basis, a number of restricted stock units under the Omnibus Plan. In each of fiscal 2019 and fiscal 2020, the number of restricted stock units awarded to each independent director equaled the number of shares of our Common Stock having a value of $60,000 (based on the closing price of our Common Stock on the NYSE on the date of grant). Such awards were granted on the date of our Annual Meeting of Stockholders. The restricted stock units granted to our independent directors fully vest on the first anniversary of the date of grant if the director does not have a termination of “Service,” as defined in the Omnibus Plan, and are settled in shares of our Common Stock. Our independent directors are subject to equity ownership guidelines approved by our Board, requiring each independent director to, within five years of their initial election to our Board, achieve holdings in our equity securities, including vested and unvested restricted stock units, with a value equal to three times the annual cash retainer received. We also reimburse our directors for reasonable expenses incurred to attend meetings of our Board or any committee of our Board.

Director Compensation For Fiscal 2020

The following table shows for the fiscal year ended September 30, 2020 the compensation for all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael T. Campbell	50,000	(1)	60,000	(2)	—	—	—	—	110,000
Edward Cerkovnik	50,000	(3)	60,000	(2)	—	—	—	—	110,000
Richard Hallé	45,833	(4)	60,000	(2)	—	—	—	—	105,833
David Rooney	9,167	(5)	34,995	(6)	—	—	—	—	44,162

(1)

Represents a pro rata portion of a base annual retainer of $40,000, an annual retainer of $15,000 for serving as the chair of our audit committee, and an annual retainer of $5,000 for serving as a member of the compensation committee. Represents director fees earned prior to Mr. Campbell’s retirement from the Board on August 5, 2020.

(2)

Represents the full grant date fair value as of March 4, 2020 of 8,219 restricted stock units granted to each of Messrs. Campbell, Cerkovnik and Hallé, respectively. These restricted stock units will vest on March 4, 2021. 3,425 of the restricted stock units awarded to Mr. Campbell were accelerated upon his retirement from the Board on August 5, 2020 and the remainder of his equity award was forfeited.

(3)

Represents a base annual retainer of $40,000, an annual retainer of $5,000 for serving as a member of our audit committee and an annual retainer of $5,000 for serving as a member of our compensation committee.

(4)

Represents a base annual retainer of $40,000, an annual retainer of $5,000 for serving as a member of our audit committee, and a pro rata portion of an annual retainer of $5,000 for serving as a member of our compensation committee following his appointment to the compensation committee in August 2020.

(5)

Mr. Rooney was elected to the Board on August 5, 2020. Represents a pro rata portion of a base annual retainer of $40,000, and a pro rata portion of an annual retainer of $15,000 for serving as the chair of our audit committee.

(6)

Represents the full grant date fair value as of August 5, 2020 of 2,179 restricted stock units granted to Mr. Rooney on a pro rata basis upon his election to the Board on August 5, 2020. These restricted stock units will vest on March 6, 2021.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee. Ms. Heather Isely was chairperson of, and Mr. Kemper Isely served on, our compensation committee during fiscal 2020. Both are executive officers of the Company. Mr. Kemper Isely and Ms. Heather Isely are parties to certain related party transactions with the Company, as described in this Proxy Statement under “Certain Relationships and Related Party Transactions.”

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to the Omnibus Plan, which was the only equity compensation plan in effect as of September 30, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	285,257	$9.17	633,406
Total	285,257	$9.17	633,406

(1)	Represents restricted stock units granted as of September 30, 2020 that will vest between November 1, 2020 and October 1, 2025 and will be settled in shares of Common Stock.

(2)

Represents the weighted average grant date fair value. Includes 8,219 restricted stock units granted to each of Messrs. Hallé and Cerkovnik on March 4, 2020, with a grant date fair value of $7.20 per unit, and 2,179 restricted stock units granted to Mr. Rooney on August 5, 2020, with a grant date fair value of $16.06 per unit. The grant date fair values have been determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation. Refer to Note 12 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 for the assumptions used in the calculation of these amounts.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with the Isely Family

Members of the Isely family controlled all of the voting power of our outstanding Common Stock prior to our IPO. As of January 12, 2021, members of the Isely family and certain trusts, accounts or entities controlled by them or for the benefit of them owned and controlled approximately 56.8% of our Common Stock. Due to their current ownership of Common Stock, members of the Isely family are able to continue to determine the outcome of virtually all matters submitted to stockholders for approval, including the election of directors, an amendment of our certificate of incorporation (except when a class vote is required by law), any merger or consolidation requiring stockholder approval, and a sale of all or substantially all of the Company’s assets. In addition, members of the Isely family have the ability to prevent change-in-control transactions as long as they maintain ownership of their controlling interest in the Company. Other than the limitations on the ability to sell shares contained in the Stockholders Agreement described below, the Isely family is not subject to any contractual obligation to retain their controlling interest in us.

Stockholders Agreement

Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely, Ms. Elizabeth Isely, certain trusts or entities controlled by them and certain other Isely family members or trusts, accounts and entities controlled by them or for the benefit of them have entered into a Stockholders Agreement pursuant to which they have agreed to, among other things, certain voting agreements and limitations on the sale of shares of our Common Stock. Most, but not all, of the parties to the Stockholders Agreement are subject to the limitations on voting, while all of the parties to the agreement are subject to the limitations on sale.

Parties subject to the voting provisions of the agreement have agreed that they will vote all of their Common Stock in the election of directors consistent with the recommendations of at least three of Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely. If two or more of Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely were to die or if at least three of them are unable to reach an agreement 20 days prior to the relevant meeting, the voting direction will be given by a majority of the independent directors. Isely voting group members have agreed to cast and submit by proxy to us their votes in a manner consistent with these voting provisions at least five days prior to the scheduled date of any annual or special meeting of stockholders. As of January 12, 2021, Isely voting group members owned, directly or indirectly, 12,825,694 shares, or approximately 56.8% of our total outstanding shares of Common Stock.

Parties subject to the limitations on the sale of shares of our Common Stock under the Stockholders Agreement have agreed not to transfer any shares of our Common Stock except pursuant to the permitted transfer provisions of the Stockholders Agreement. As of January 12, 2021, Isely family members subject to such limitations owned, directly or indirectly, 13,316,367 shares, or approximately 59.0% of our total outstanding shares of Common Stock.

The Stockholders Agreement expires on the date upon which 50% or more of our fully-diluted stock is owned by persons other than the Isely voting group members. The Stockholders Agreement may be amended, modified, supplemented or restated by the written agreement of parties holding 85% of the shares of Common Stock that are held by all of the parties to the Stockholders Agreement.

Disputes that relate to the subject matter of the Stockholders Agreement are subject to arbitration pursuant to the terms of that agreement.

Registration Rights

In connection with our IPO, we entered into a registration rights agreement with certain members of the Isely family pursuant to which we granted them registration rights with respect to 13,859,561 shares of Common Stock owned by them. Under the registration rights agreement, we granted them demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification rights. All fees, costs and expenses related to any registration under the agreement will be borne by us, other than stock transfer taxes and underwriting discounts or commissions.

Demand registration rights. The registration rights agreement grants the Isely family demand registration rights. We are required, upon the written request of any two or more of Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely, to use our commercially reasonable efforts to effect registration of shares requested to be registered by the Isely family as soon as practicable after receipt of the request. However, we are not required to effect any such demand registration within 180 days after the effective date of a previous demand registration, to effect a demand registration on Form S-1 after we have effected three such demand registrations, or to comply with any registration demand unless the anticipated aggregate offering amount equals or exceeds $75.0 million.

Shelf registration rights. The registration rights agreement grants the Isely family shelf registration rights. Under the terms of the registration rights agreement, any two or more of Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely may demand that we file a shelf registration statement with respect to those shares requested to be registered by the Isely family. Upon such demand, we are required to use our commercially reasonable efforts to effect such registration.

“Piggyback” registration rights. The registration rights agreement grants the Isely family “piggyback” registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in such registration.

Lease Agreements

The Operating Company is a party to real estate leases with members of the Isely family or entities controlled by the Isely family. In February 2012, the Operating Company entered into a lease for one store with an entity ultimately controlled by Mr. Kemper Isely and Mr. Zephyr Isely (the “Land Trust Lease”). As of September 30, 2020, the Operating Company had five store lease agreements with an entity owned by Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely, along with several other related family members (the “Chalet Leases”). In addition, the Operating Company has one store lease with an entity owned by Mr. Kemper Isely, Mr. Zephyr Isely, Ms. Heather Isely and Ms. Elizabeth Isely, along with several other related family members (the “FTVC Lease”). We believe that the Operating Company’s leases with related parties as described in this paragraph, which our audit committee reviewed and approved in accordance with our policies and procedures for related party transactions, generally reflect the prevailing market lease terms and rental rates at the time the Operating Company entered into them.

The following table presents the amounts paid by us under the lease agreements described above for fiscal 2020.

Fiscal year ended September 30, 2020
Amount paid under the Land Trust Lease	$306,000
Amount paid under the Chalet Leases	$973,000
Amount paid under the FTVC Lease	$48,000

Additional Related Party Transactions

Lucas Isely, the Operating Company’s Vice President of Facilities, is the son of Ms. Elizabeth Isely, an Executive Vice President of the Company. In fiscal 2020, Mr. Lucas Isely earned total compensation of approximately $151,000. His compensation is consistent with the total compensation provided to other employees of the same level and with similar responsibilities. Raquel Isely, the Operating Company’s Vice President of Marketing, is the daughter of Mr. Kemper Isely, a Co-President of the Company, and a party to the Stockholders Agreement. In fiscal 2020, Ms. Raquel Isely earned total compensation of approximately $144,000. Her compensation is consistent with the total compensation provided to other employees of the same level and with similar responsibilities. Our audit committee reviewed and approved the above-described transactions in accordance with our policies and procedures for related party transactions.

Procedures for Related Party Transactions

Our Board has adopted a written code of ethics for our Company, which is publicly available on our website at investors.naturalgrocers.com. Under our code of ethics, our employees, officers, directors and consultants are discouraged from entering into any transaction that may cause a conflict of interest. In addition, they are required to report any potential conflict of interest, including related party transactions, anonymously to a third party hotline or to their supervisor, an executive officer member or the Company’s Disclosure and Ethics Committee, or the Company’s General Counsel, who will review and summarize the proposed transaction for review and if applicable, approval, by our audit committee.

Our audit committee is required by its charter to review and approve related party transactions. In fulfillment of that responsibility, our audit committee has adopted Policies and Procedures for Related Party Transactions (the “Policy”). The Policy defines a “Related Party Transaction” to include (with certain exceptions) any transaction, proposed transaction or series of similar transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000 during any fiscal year, and in which any “Related Party” (defined to include any executive officer, director, director nominee, person owning more than 5% of our Common Stock or their immediate family members) has or will have a direct or indirect material interest. The chair of the audit committee and the Company’s General Counsel are required to be notified of any actual or intended Related Party Transaction. The full audit committee is required to review each Related Party Transaction. The audit committee may approve or ratify a Related Party Transaction only if it determines such transaction is in the best interests of the Company and its stockholders.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

/s/ Heather Isely
Heather Isely Corporate Secretary

January 21, 2021

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 is available without charge upon written request to: Corporate Secretary, 12612 West Alameda Parkway, Lakewood, Colorado 80228.